Exhibit 99.1

                DiamondRock Hospitality Company Reports
             Results of Operations for Third Quarter 2005

    BETHESDA, Md.--(BUSINESS WIRE)--Oct. 20, 2005--DiamondRock Hospitality Company (the "Company") (NYSE: DRH) today announced results of operations for the third quarter ended September 9, 2005. DiamondRock Hospitality Company is a self-advised real estate investment trust (REIT) that is an owner and acquirer of upper upscale and upscale hotel properties located primarily in North America. To a lesser extent, it may invest, on a selective basis, in premium limited-service and extended-stay hotel properties in urban locations.

    Highlights

    --  Increased same-store revenue per available room ("RevPAR") by
        8.25 percent from $96.34 to $104.29 over the comparable period in 2004 for the twelve hotels addressed in prior guidance.

    -- Quarterly adjusted earnings before interest expense, income taxes, depreciation and amortization ("Adjusted EBITDA") of $13.8 million.

    -- Quarterly Funds from Operations ("FFO") per diluted share of $0.19 and quarterly Adjusted FFO per diluted share of $0.22.

    -- Quarterly net income of $2.2 million, or $0.04 per diluted share.

    --  Declared dividend of $0.1725 per share.

    -- Acquired seven hotels for an aggregate contractual purchase price of $475.1 million.

    -- Obtained long-term, fixed-rate debt on three hotels for a total of $202.5 million in proceeds at a weighted average interest rate of 5.4 percent.

    --  Secured a $75 million line of credit.

    Operating Results

    Please see "Certain Definitions" and "Non-GAAP Financial Measures" attached to this press release for an explanation of the terms "twelve hotels", "fourteen hotels", "EBITDA", "Adjusted EBITDA", "Hotel Adjusted EBITDA", "FFO" and "Adjusted FFO". Moreover, the discussions of RevPAR, Adjusted EBITDA margin and Hotel Adjusted EBITDA margin assume that the acquired hotels were owned by the Company for the entire reporting periods of 2005 and 2004.

    Third Quarter Results

    For the fiscal quarter ended September 9, 2005, the Company's total revenue was $65.4 million; net income totaled $2.2 million ($0.04 per diluted share), and Adjusted EBITDA was $13.8 million. Additionally, the Company reported FFO of $9.6 million ($0.19 per diluted share) and Adjusted FFO of $11.3 million ($0.22 per diluted share) for the third quarter. FFO and Adjusted FFO include the impact of a $1.7 million tax benefit recorded on the pre-tax net loss generated by our taxable REIT subsidiary.
    RevPAR for our twelve hotels increased 8.25 percent to $104.29 compared to a RevPAR of $96.34 in the same period in the prior year, driven by a 7 percent increase in the average daily rate and a 0.9 percentage point increase in occupancy. Due to a major renovation that we completed during the quarter, approximately one third of the Courtyard New York/Manhattan Fifth Avenue hotel's rooms were out of service during the third quarter and have been excluded from the calculation of RevPAR. Our prior guidance did not include adjustment for the out of service rooms; if we had included such rooms in our calculations for the third quarter, the RevPAR growth for our twelve hotels was 7.1%.
    Hotel Adjusted EBITDA margins for our twelve hotels increased 1.26 percentage points to 22.34 percent compared to the same period in the prior year. Hotel Adjusted EBITDA margins were affected by a major renovation during the quarter at the Courtyard New York/Manhattan Fifth Avenue. Excluding this hotel, Hotel Adjusted EBITDA margin increased 1.74 percentage points to 22.94 percent.
    William W. McCarten, chief executive officer, stated, "The third quarter results indicate that our portfolio of high quality hotels continues to benefit from the lodging recovery and our unique and preferential sourcing relationship with Marriott International. Operating performance met our expectations during a quarter in which we also completed the acquisition of seven hotels, more than doubling our Company's size. We also completed our first major hotel renovation, finishing the extensive Courtyard New York/Manhattan Fifth Avenue rooms renovation on budget and in time for the seasonally strong fourth quarter."

    Year to Date Results

    For the period from January 1, 2005 to September 9, 2005, the
Company reported:

    -- RevPAR increased 10.4 percent to $110.07 for our twelve hotels compared to a RevPAR of $99.72 during the same period in the prior year, driven by an 8.8 percent increase in average daily room rate and a 1.1 percentage point increase in occupancy.

    -- Hotel Adjusted EBITDA margins increased 2.3 percentage points to 26.4 percent for our twelve hotels compared to the same period in the prior year.

    --  Total revenues were $125.3 million.

    --  Net loss was $8.9 million, or $(0.27) per diluted share.

    --  Adjusted EBITDA was $25.3 million.

    -- FFO and Adjusted FFO were $7.2 million and $15.8 million, respectively.

    Recent Acquisitions

    The Company completed several hotel acquisitions during the quarter as follows:

    -- A portfolio of four hotels, including the Marriott Los Angeles Airport Hotel, the Worthington Renaissance Hotel (Fort Worth), the Atlanta Alpharetta Marriott Hotel, and the Marriott
        Frenchman's Reef & Morning Star Resort (St. Thomas, USVI) for a contractual purchase price of $315.0 million.

    -- The Vail Marriott Mountain Resort and Spa for the contractual purchase price of $62.0 million.

    -- The Buckhead SpringHill Suites by Marriott in the Buckhead area of Atlanta, Georgia for a contractual purchase price of $34.1 million.

    -- The Oak Brook Hills Resort & Conference Center in Oak Brook, Illinois for a contractual purchase price of $64.0 million. This hotel was rebranded as the Oak Brook Hills Marriott
        Resort.

    Capital Projects

    During the third quarter we substantially completed the brand conversion and renovation project at the Courtyard New York/Manhattan Fifth Avenue for an estimated cost of $6.1 million. The renovation included complete rooms and bathroom renovation, as well as a renovation of the common areas, and the construction of a new fitness facility.
    During the fourth quarter, we have begun a major renovation of the Torrance Marriott, which will include a renovation of the rooms and public spaces. At the Los Angeles Airport Marriott, we are commencing the renovation of the ballrooms. At the Frenchman's Reef & Morning Star Resort, we are completing a substantial renovation of the rooms.
    In the first quarter of 2006, we plan to complete the renovation of the Torrance Marriott as well as renovate the rooms at the Courtyard Midtown East and the Bethesda Marriott Suites. The renovation of the Oak Brook Hills Marriott Resort will begin in 2006.

    Balance Sheet & Recent Financings

    As of September 9, 2005, the Company had total assets of $890.9 million, including $33.0 million of restricted cash dedicated to capital improvements at the hotels. Moreover, the Company had $366 million of total debt. Over 90 percent of the debt is long-term, fixed-rate, single property limited recourse mortgage debt. The debt bears interest at a weighted average interest rate of 5.5 percent.
    The Company obtained long-term, fixed rate, single property debt secured by the Marriott Los Angeles Airport, the Worthington Renaissance Hotel and the Marriott Frenchman's Reef & Morning Star Resort. The loan on the Marriott Los Angeles Airport Hotel has a principal balance of $82.6 million, a term of 10 years, bears interest at 5.30 percent, and is interest only for the entire term. The loan on the Worthington Renaissance Hotel has a principal balance of $57.4 million, a term of 10 years, bears interest at 5.40 percent, and is interest only for the first four years and then amortizes on a 30-year schedule. The loan on the Marriott Frenchman's Reef & Morning Star Resort has a principal balance of $62.5 million, a term of 10 years, bears interest at 5.44 percent, and is interest only for the first three years and then amortizes on a 30-year schedule.
    On July 8, 2005, the Company consummated its senior secured revolving credit facility. The facility has a three-year term and a $75.0 million limit, with an ability to increase the facility up to $250 million with lender approval. As long as the Company maintains a debt-to-asset value of less than 65 percent, outstanding funds on the credit facility will bear interest at LIBOR plus 1.45 percent. Wachovia Bank, Citigroup North America, and Bank of America participated in the credit facility. At the end of the third quarter, the Company had $5.0 million drawn under this credit facility and $70.0 million available.

    Outlook

    The Company is providing guidance, but does not undertake to update it for any developments in its business. Achievement of the anticipated results is subject to the risks disclosed in the Company's filings with the Securities and Exchange Commission. The guidance below on margins and RevPAR includes the meaningful negative impact from the renovations of the Courtyard New York/Manhattan Fifth Avenue in the third quarter and the Torrance and LAX Marriott Hotels in the fourth quarter. Furthermore, the RevPAR and Hotel Adjusted EBITDA margin guidance are pro forma as they assume that the acquired hotels were owned by the Company for the entire reporting periods of 2005 and 2004.

    For the full year 2005 the Company expects:

    -- Pro forma RevPAR for the twelve hotels to increase in the range of 9.0 to 10.0 percent.

    -- Pro forma Hotel Adjusted EBITDA margins for the twelve hotels should increase by approximately 2.10 to 2.30 percentage points.

    -- Actual Adjusted EBITDA for the Company should be between $44 million and $46 million.

    -- Actual FFO for the Company will be between $17.5 million and $19.5 million and actual Adjusted FFO for the Company will be between $28.4 million and $30.4 million.

    The Company has just begun its budget process for 2006 and is not in a position to provide formal guidance. However, based on initial discussions with our operators, the Company expects 2006 same store RevPAR to increase 7 to 9 percent.

    Comparative Results and Guidance

    The following table reflects our prior guidance for the third quarter compared to our actual results:


                                        Guidance      Actual Results
----------------------------------------------------------------------
RevPAR Growth (1)                        6% - 8%         8.25% (2)
----------------------------------------------------------------------
Adjusted EBITDA                       $12M - $14M         $13.8M
----------------------------------------------------------------------
FFO                                  $5.4M - $7.4M       $9.6M(3)
----------------------------------------------------------------------
Adjusted FFO                         $7.0M - $9.0M       $11.3M(3)
----------------------------------------------------------------------

(1) Represents pro forma RevPAR growth for the twelve hotels
    (excluding the Oak Brook Hills Marriott and Buckhead SpringHill
    Suites).
(2) On a comparable basis (including the unavailable rooms at Courtyard Manhattan/New York Fifth Avenue), RevPAR growth was
    7.1%.
(3) Includes a $1.7 million tax benefit recorded by our taxable REIT subsidiary

The following table reflects our prior guidance for the full year compared to our new guidance for the full year:



                                   Prior Guidance      New Guidance
----------------------------------------------------------------------
RevPAR Growth (1)                     8% - 10%            9%-10%
----------------------------------------------------------------------
Improvement in Hotel Adjusted
 EBITDA Margins (1)               210 bps - 230 bps  210 bps - 230 bps
----------------------------------------------------------------------
Adjusted EBITDA                     $43M - $46M        $44M - $46M
----------------------------------------------------------------------
FFO                               $13.5M - $16.5M    $17.5M - $19.5M
----------------------------------------------------------------------
Adjusted FFO                       $24.1M-$27.1M     $28.4M - $30.4M
----------------------------------------------------------------------

(1) Represents pro forma RevPAR growth and Hotel Adjusted EBITDA
    Margin growth for the twelve hotels (excluding the Oak Brook Hills Marriott and Buckhead SpringHill Suites).



    Ground Leases

    Several hotels owned by the Company are subject to ground leases. These include Bethesda Suites Marriott, Courtyard New York Fifth Avenue, Salt Lake City Downtown Marriott, Griffin Gate Marriott Resort and Oak Brook Hills Marriott Resort. In the third quarter, the contractual cash rent payable on the ground leases totaled $417,000. In accordance with GAAP, the Company records rent expense on a straight-line basis for ground leases that provide minimal rental payments that increase in pre-established amounts over the remaining term of the ground lease. In addition, the Company recorded a $12.3 million favorable lease asset in conjunction with the acquisition of the Oak Brook Hills Marriott Resort that will be amortized over the
20.5 year period until lease rental payments are adjusted to market. The Company recorded approximately $71,000 of non-cash ground rent expense during the third quarter related to the amortization of the favorable lease asset. In total, the Company recorded approximately $2.1 million in ground rent expense for the third quarter. The non-cash portion of ground rent expense recorded during the third quarter was $1.7 million.

    Dividend Update

    During the third quarter, the Company declared a dividend of $0.1725 per share, payable to its common stockholders of record as of September 9, 2005. The dividend was paid on September 27, 2005.

    Earnings Call

    The Company will host a conference call to discuss second quarter results on Thursday, October 20, 2005, at 2:00 p.m. EST. To participate in the live call, investors are invited to dial 1-866-831-6247 (for domestic callers) or 617-213-8856 (for international callers). The participant passcode is 40960633. A live webcast of the call will be available via the investor relations section of DiamondRock Hospitality Company's website at www.drhc.com. A replay of the webcast will also be archived on the website for 30 days.
    In addition, the Company has produced a supplemental package that includes detailed financial information regarding the operating results, which is available via the investor relations section of the website at www.drhc.com.

    About the Company

    DiamondRock Hospitality Company is a self-advised real estate investment trust (REIT) that is an owner and acquirer of upper upscale and upscale hotel properties located primarily in North America. To a lesser extent, it may invest, on a selective basis, in premium limited-service and extended-stay hotel properties in urban locations. As of September 9, 2005, the Company owns 14 hotels that comprise 5,633 rooms. The Company has a strategic acquisition sourcing relationship with Marriott International. For further information, please visit the Company's website at www.drhc.com.

    This press release contains forward-looking statements within the meaning of federal securities laws and regulations. These forward looking statements are identified by their use of terms and phrases such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "predict," "project," "should," "will," "continue" and other similar terms and phrases, including references to assumptions and forecasts of future results. Forward- looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors which may cause the actual results to differ materially from those anticipated at the time the forward- looking statements are made. These risks include, but are not limited to: national and local economic and business conditions, including the potential for additional terrorist attacks, that will affect occupancy rates at our hotels and the demand for hotel products and services; operating risks associated with the hotel business; risks associated with the level of our indebtedness and our ability to meet covenants in our debt agreements; relationships with property managers; our ability to maintain our properties in a first-class manner, including meeting capital expenditure requirements; our ability to compete effectively in areas such as access, location, quality of accommodations and room rate structures; changes in travel patterns, taxes and government regulations which influence or determine wages, prices, construction procedures and costs; our ability to complete acquisitions; the performance of acquired properties after they are acquired; necessary capital expenditures on the acquired properties; and our ability to continue to satisfy complex rules in order for us to qualify as a REIT for federal income tax purposes; and other risks and uncertainties associated with our business described in the Company's filings with the SEC. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that the expectations will be attained or that any deviation will not be material. All information in this release is as of October 20, 2005, and the Company undertakes no obligation to update any forward-looking statement to conform the statement to actual results or changes in the Company's expectations.
    FFO per share, Adjusted EBITDA, and comparable Hotel Adjusted EBITDA margins (discussed below) are non-GAAP financial measures within the meaning of the rules of the Securities and Exchange Commission (SEC). Included in the press release is a reconciliation of such terms to net income.
    The Company has included in this press release for the comparable period (quarter ended September 10, 2004) a pro forma income statement that includes the effects of the initial public offering (as described in the Company's prospectus dated May 25, 2005), acquisitions and financings. The Company believes that this pro forma income statement is useful to enhance the comparability of the third quarter of 2005 with prior periods.

    Reporting Periods for Statement of Operations

    The results we report in our consolidated statements of operations are based on results of our hotels reported to us by our hotel managers. Our hotel managers use different reporting periods. Marriott International, the manager of the majority of the Company properties, uses a fiscal year ending on the Friday closest to December 31 and reports twelve weeks of operations for the first three quarters and sixteen or seventeen weeks for the fourth quarter of the year for its domestic managed hotels. In contrast, Marriott for its non-domestic hotels (including Frenchman's Reef) and Vail Resorts, our manager of the Vail Marriott, report results on a monthly basis. Additionally, the Company, as a REIT, is required by tax laws to report results on a calendar year. As a result, the Company has adopted the reporting periods used by Marriott International for its domestic hotels, except that the fiscal year always ends on December 31 to comply with REIT rules. The first three fiscal quarters end on the same day as Marriott International's fiscal quarters but our fourth quarter ends on December 31 and our full year results, as reported in our statement of operations, always includes the same number of days as the calendar year.
    Two consequences of the reporting cycle we have adopted are: (1) quarterly start dates will usually differ between years, except for the first quarter which always commences on January 1, and (2) our first and fourth quarters of operations and year-to-date operations may not include the same number of days as reflected in prior years.
    While the reporting calendar we adopted is more closely aligned with the reporting calendar used by the manager of a majority of our properties, one final consequence of our calendar is we are unable to report any results for Frenchman's Reef or for the Vail Marriott for the month of operations that ends after our fiscal quarter-end because neither Vail Resorts nor Marriott International make mid- month results available to us. As a result, our quarterly results of operations include results from Frenchman's Reef and the Vail Marriott as follows: first quarter (January, February), second quarter (March to May), third quarter (June to August) and fourth quarter (September to December). While this does not affect full-year results, it does affect the reporting of quarterly results.

    Reporting Periods for Hotel Operating Statistics and Comparable
Hotel Results

    In contrast to the reporting periods for our consolidated statement of operations, our hotel operating statistics (i.e., RevPAR, average daily rate and average occupancy) and our comparable hotel results are always reported based on the reporting cycle used by Marriott International for our Marriott- managed hotel(s). This facilitates year-to-year comparisons, as each reporting period will be comprised of the same number of days of operations as in the prior year (except in the case of fourth quarters comprised of seventeen weeks versus sixteen weeks). This means, however, that the reporting periods we use for hotel operating statistics and our comparable hotels results may differ slightly from the reporting periods used for our statements of operations for the first and fourth quarters and the full year. Results from hotel managers reporting on a monthly basis are included in our operating statistics and comparable hotel results consistent with their reporting in our consolidated statement of operations for the hotel operating statistics and comparable hotel results reported herein.


                    DIAMONDROCK HOSPITALITY COMPANY

            CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
    For the Fiscal Quarter Ended September 9, 2005, the Period from January 1, 2005 to September 9, 2005, and the Fiscal Quarter Ended
   September 10, 2004 and Period from May 6, 2004 (Incorporation) to
                          September 10, 2004

                                                       Fiscal Quarter
                                                       Ended September
                                                       10, 2004 and
                             Fiscal      Period from   Period from
                             Quarter     January 1,    May 6, 2004
                             Ended       2005 to       (Incorporation)
                           September 9,  September 9, to September 10,
                               2005          2005           2004
                           ------------ ------------------------------
                           (Unaudited)   (Unaudited)    (Unaudited)

Rooms                      $43,007,699   $85,509,567     $          -
Food and beverage           17,607,225    31,812,477                -
Other                        4,792,077     7,949,454                -
                           ------------ ------------------------------

Total revenues              65,407,001   125,271,498                -
                           ------------ ------------------------------


Operating Expenses:

Rooms                       10,853,919    21,439,976                -
Food and beverage           13,658,368    24,420,522                -
Management fees              2,171,128     4,280,139                -
Other hotel expenses        24,887,133    49,247,846                -
Depreciation and
 amortization                7,369,396    16,072,526            9,168
Corporate expenses           2,452,887    10,399,626        1,715,699
                           ------------ ------------------------------

Total operating expenses    61,392,831   125,860,635        1,724,867
                           ------------ ------------------------------

Operating profit (loss)      4,014,170      (589,137)      (1,724,867)
                           ------------ ------------------------------


Other Expenses (Income):

Interest income               (654,201)   (1,215,028)        (452,300)
Interest expense             4,156,249    10,640,988                -
                           ------------ ------------------------------

Total other
 expenses/(income)           3,502,048     9,425,960         (452,300)
                           ------------ ------------------------------


Income (loss) before
 income taxes                  512,122   (10,015,097)      (1,272,567)

Income tax benefit           1,684,346     1,125,499          552,294
                           ------------ ------------------------------

Net income (loss)           $2,196,468   $(8,889,598)    $   (720,273)
                           ============ ==============================

Earnings (loss) per share:
 Basic and diluted               $0.04        $(0.27)    $      (0.05)
                           ============ ==============================




                    DIAMONDROCK HOSPITALITY COMPANY

                 CONDENSED CONSOLIDATED BALANCE SHEETS
                September 9, 2005 and December 31, 2004


                  ASSETS
                                            September 9,  December 31,
                                                2005          2004
                                            ------------  ------------
                                            (Unaudited)

Property and equipment, at cost            $811,084,017  $286,727,306
Less: accumulated depreciation              (17,300,783)   (1,084,867)
                                            ------------  ------------

                                            793,783,234   285,642,439

Deferred financing costs, net                 2,925,759     1,344,378
Restricted cash                              33,035,939    17,482,515
Due from hotel managers                      34,543,143     2,626,262
Favorable lease asset, net                   12,214,838             -
Purchase deposits and pre-acquisition
 costs                                                -     3,272,219
Prepaid and other assets                      4,464,554     4,340,259
Cash and cash equivalents                     9,968,037    76,983,107
                                            ------------  ------------

 Total assets                              $890,935,504  $391,691,179
                                            ============  ============

   LIABILITIES AND SHAREHOLDERS' EQUITY

Liabilities:

Debt, at face amount                       $363,181,035  $177,827,573
Debt premium                                  2,832,142     2,944,237
                                            ------------  ------------

Total debt                                  366,013,177   180,771,810

Deferred income related to key money, net     6,383,518     2,490,385
Unfavorable lease liability, net              5,426,955     5,776,946
Due to hotel managers                        21,649,144     3,985,795
Dividends declared and unpaid                 8,893,732             -
Accounts payable and accrued expenses        12,270,323     3,078,825
                                            ------------  ------------

 Total other liabilities                     54,623,672    15,331,951
                                            ------------  ------------

Shareholders' Equity:

Preferred stock, $.01 par value;
 10,000,000 shares authorized; no shares
 issued and outstanding                               -             -

Common stock, $.01 par value; 100,000,000
 shares authorized; 50,819,864 and
 21,020,100 shares issued and outstanding
 at September 9, 2005 and December 31,
 2004, respectively                             508,199       210,201
Additional paid-in capital                  491,450,709   197,494,842
Accumulated deficit                         (21,660,253)   (2,117,625)
                                            ------------  ------------

 Total shareholders' equity                 470,298,655   195,587,418
                                            ------------  ------------

 Total liabilities and shareholders'
  equity                                   $890,935,504  $391,691,179
                                            ============  ============



                    DIAMONDROCK HOSPITALITY COMPANY

            CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
   For the Period from January 1, 2005 to September 9, 2005 and the
     Period from May 6, 2004 (Incorporation) to September 10, 2004

                                                        Period from
                                        Period from     May 6, 2004
                                      January 1, 2005  (Incorporation)
                                       to September     to September
                                          9, 2005         10, 2004
                                        (Unaudited)     (Unaudited)
                                       -------------------------------

Cash flows from operating activities:
 Net loss                             $   (8,889,598) $      (720,273)
 Adjustments to reconcile net loss to
  net cash provided by (used in)
  operating activities:

  Real estate depreciation                16,072,526            9,167
  Corporate asset depreciation as
   corporate expenses                         75,166
  Non-cash straight line ground rent       4,839,677                -
  Non-cash financing costs as
   interest                                1,100,820                -
  Market value adjustment to interest
   rate caps                                 (11,402)               -
  Amortization of favorable lease
   asset                                      70,601                -
  Amortization of debt premium and
   unfavorable lease liability              (209,835)               -
  Amortization of deferred income           (106,867)               -
  Stock-based compensation                 5,582,077          645,000
  Income tax benefit                      (1,125,499)        (552,294)
 Changes in assets and liabilities:
  Prepaid expenses and other assets        1,012,604         (204,170)
  Due to/from hotel managers             (11,837,240)               -
    Accounts payable and accrued
     expenses                              4,069,073          388,914
                                       -------------------------------

 Net cash provided by (used in)
  operating activities                    10,642,103         (433,656)
                                       -------------------------------


Cash flows from investing activities:
 Hotel acquisitions                     (530,905,343)         (81,302)
 Hotel capital expenditures               (9,646,244)               -
 Receipt of deferred key money             4,000,000                -
 Cash paid for restricted cash at
  acquisition                            (17,740,652)               -
 Purchase deposits and pre-
  acquisition costs                                -       (1,096,221)
                                       -------------------------------

 Net cash used in investing
  activities                            (554,292,239)      (1,177,523)
                                       -------------------------------


Cash flows from financing activities:
 Proceeds from mortgage debt             246,500,000                -
 Draws on senior secured credit
  facility                                 5,000,000                -
 Repayments of mortgage debt             (56,948,685)               -
 Scheduled mortgage debt principal
  payments                                (2,146,538)               -
 Payment of financing costs               (2,682,201)               -
 Proceeds from sale of common stock      291,799,785      197,376,548
 Payment of dividends                     (1,680,656)               -
 Payment of costs related to sale of
  common stock                            (3,206,639)      (1,028,588)
                                       -------------------------------

 Net cash provided by financing
  activities                             476,635,066      196,347,960
                                       -------------------------------


The accompanying notes are an integral part of these condensed consolidated financial statements.



                    DIAMONDROCK HOSPITALITY COMPANY

      CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)

   For the Period from January 1, 2005 to September 9, 2005 and the
     Period from May 6, 2004 (Incorporation) to September 10, 2004



                                                        Period from
                                        Period from     May 6, 2004
                                     January 1, 2005   (Incorporation)
                                      to September 9,   to September
                                            2005          10, 2004
                                      --------------------------------
Net (decrease) increase in cash and
 cash equivalents                         (67,015,070)    194,736,781
Cash and cash equivalents, beginning
 of period                                 76,983,107               -
                                      --------------------------------

Cash and cash equivalents, end of
 period                              $      9,968,037 $   194,736,781
                                      ================================


Supplemental Disclosure of Cash Flow
 Information:

Cash paid for interest               $      9,283,715 $             -
                                      ================================

Cash paid for income taxes           $      1,114,363 $             -
                                      ================================


Non-Cash Investing and Financing
 Activities:

Repayments of mortgage debt with
 restricted cash                     $      7,051,315 $             -
                                      ================================



    Non-GAAP Financial Measures

    We use the following four non-GAAP financial measures that we believe are useful to investors as key measures of our operating performance: (1) EBITDA (2) Adjusted EBITDA, (3) FFO and (4) Adjusted FFO.

    EBITDA represents net income (loss) excluding: (1) interest expense; (2) provision for income taxes, including income taxes applicable to sale of assets; and (3) depreciation and amortization. We believe EBITDA is useful to an investor in evaluating our operating performance because it helps investors evaluate and compare the results of our operations from period to period by removing the impact of our capital structure (primarily interest expense) and our asset base (primarily depreciation and amortization) from our operating results. We also use EBITDA as one measure in determining the value of hotel acquisitions and dispositions.



                                              Historical
                                --------------------------------------
                                      Fiscal             Period from
                                   Quarter Ended    January 1, 2005 to
                                 September 9, 2005   September 9, 2005
                                ------------------- ------------------

Net income (loss)               $        2,196,468  $      (8,889,598)

Interest expense                         4,156,249         10,640,988
Income tax benefit                      (1,684,346)        (1,125,499)
Depreciation and amortization            7,369,396         16,072,526
                                ------------------- ------------------

EBITDA                          $       12,037,767  $      16,698,417
                                 ================== ==================

                                       Forecast Full Year 2005
                                --------------------------------------
                                      Low End              High End
                                ------------------- ------------------

Net loss                        $      (10,336,250) $      (8,336,250)

Interest expense                        17,400,000         17,400,000
Income tax benefit                      (1,750,000)        (1,750,000)
Depreciation and amortization           27,800,000         27,800,000
                                ------------------- ------------------

EBITDA                          $       33,113,750  $      35,113,750
                                 ================== ==================



    Management also evaluates our performance by reviewing Adjusted EBITDA because the Company believes that the exclusion of certain additional recurring and non-recurring items described below provides useful supplemental information regarding our ongoing operating performance and that the presentation of Adjusted EBITDA, when combined with the primary GAAP presentation of net income, is beneficial to a complete understanding of our operating performance. We adjust EBITDA for the following items, which may occur in any period, and refer to this measure as Adjusted EBITDA:

    -- Non-Cash Ground Rent: We exclude the non-cash expense incurred from straight lining the rent from our ground lease obligations and the non-cash amortization of our favorable lease asset.

    -- The impact of fully vested irrevocable commitments to issue 382,500 shares of stock to our five senior executive officers made in connection with the initial public offering and expensed in the second quarter. These were grants and do not reflect the underlying performance of the Company.

    -- Cumulative effect of a change in accounting principle -- Infrequently, the Financial Accounting Standards Board (FASB) promulgates new accounting standards that require the consolidated statement of operations to reflect the cumulative effect of a change in accounting principle. We exclude these one-time adjustments because they do not reflect our actual performance for that period.

    -- Impairment Losses -- We exclude the effect of impairment losses recorded because we believe that including them in EBITDA is not consistent with reflecting the ongoing performance of our remaining assets. In addition, we believe that impairment charges are similar to gains (losses) on dispositions and depreciation expense, both of which are also excluded from EBITDA.




                                              Historical
                                --------------------------------------
                                      Fiscal           Period from
                                   Quarter Ended    January 1, 2005 to
                                 September 9, 2005   September 9, 2005
                                ------------------- ------------------

EBITDA                          $       12,037,767  $      16,698,417

Non-cash ground rent                     1,730,168          4,910,278
Initial public offering stock
 grants                                         --          3,736,250
                                 ------------------  -----------------

Adjusted EBITDA                 $       13,767,935  $      25,344,945
                                 ==================  =================


                                       Forecast Full Year 2005
                                --------------------------------------
                                      Low End            High End
                                ------------------- ------------------

EBITDA                          $       33,113,750  $      35,113,750

Non-cash ground rent                     7,150,000          7,150,000
Initial public offering stock
 grants                                  3,736,250          3,736,250
                                 ------------------  -----------------


Adjusted EBITDA                 $       44,000,000  $      46,000,000
                                 ==================  =================


    We compute FFO in accordance with standards established by NAREIT, which defines FFO as net income (loss) (determined in accordance with GAAP), excluding gains (losses) from sales of property, plus depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures (which are calculated to reflect FFO on the same basis). We believe that the presentation of FFO provides useful information to investors regarding our operating performance because it is a measure of our operations without regard to specified non-cash items, such as real estate depreciation and amortization and gain or loss on sale of assets. We also use FFO as one measure in determining our results after taking into account the impact of our capital structure.



                                              Historical
                                --------------------------------------
                                  Fiscal Quarter       Period from
                                      Ended        January 1, 2005 to
                                September 9, 2005   September 9, 2005
                                ------------------ -------------------
Net income (loss)               $       2,196,468  $       (8,889,598)
Real estate related
 depreciation and amortization          7,369,396          16,072,526
                                 -----------------  ------------------

FFO                             $       9,565,864  $        7,182,928
                                 =================  ==================
FFO per Share (Basic and
 Diluted)                       $            0.19  $             0.21
                                 =================  ==================


                                       Forecast Full Year 2005
                                --------------------------------------
                                      Low End            High End
                                ------------------ -------------------
Net loss                        $      (10,336,250) $      (8,336,250)
Real estate related
 depreciation and amortization          27,800,000         27,800,000
                                 ------------------  -----------------

FFO                             $       17,463,750  $      19,463,750
                                 ==================  =================


    Management also evaluates our performance by reviewing Adjusted FFO because the Company believes that the exclusion of certain additional recurring and non-recurring items described below provides useful supplemental information regarding our ongoing operating performance and that the presentation of Adjusted FFO, when combined with the primary GAAP presentation of net income, is beneficial to a complete understanding of our operating performance. We adjust FFO for the following items, which may occur in any period, and refer to this measure as Adjusted FFO:

    -- Non-Cash Ground Rent: We exclude the non-cash expense incurred from straight lining the rent from our ground lease obligations and the non-cash amortization of our favorable lease asset.

    -- The impact of fully vested irrevocable commitments to issue 382,500 shares of stock to our five senior executive officers made in connection with the initial public offering and expensed in the second quarter. The impact of these grants do not reflect the underlying performance of the Company.

    -- Cumulative effect of a change in accounting principle -- Infrequently, the Financial Accounting Standards Board (FASB) promulgates new accounting standards that require the consolidated statement of operations to reflect the cumulative effect of a change in accounting principle. We exclude these one-time adjustments because they do not reflect our actual performance for that period.

    -- Impairment Losses -- We exclude the effect of impairment losses recorded because we believe that including them in EBITDA is not consistent with reflecting the ongoing performance of our remaining assets. In addition, we believe that impairment charges are similar to gains (losses) on dispositions and depreciation expense, both of which are also excluded from EBITDA.




                                             Historical
                               ---------------------------------------
                                     Fiscal            Period from
                                  Quarter Ended    January 1, 2005 to
                               September 9 , 2005   September 9 , 2005
                               ------------------- -------------------

FFO                            $        9,565,864  $        7,182,928

Non-cash ground rent                    1,730,168           4,910,278
Initial public offering stock
 grants                                        --           3,736,250
                                ------------------  ------------------


Adjusted FFO                   $       11,296,032  $       15,829,456
                                ==================  ==================

Adjusted FFO per Share (Basic
 and Diluted)                  $             0.22  $             0.47
                                ==================  ==================


                                       Forecast Full Year 2005
                                --------------------------------------
                                      Low End            High End
                                 ------------------  -----------------

FFO                             $       17,463,750  $      19,463,750

Non-cash ground rent                     7,150,000          7,150,000
Initial public offering stock
 grants                                  3,736,250          3,736,250
                                 ------------------  -----------------


Adjusted FFO                    $       28,350,000  $      30,350,000
                                 ==================  =================



    Certain Definitions

    In this supplemental, when we discuss the "twelve hotels" we are discussing all of our hotels except SpringHill Suites Buckhead (Atlanta) and the Oak Brook Hills Marriott Resort and when we discuss the "fourteen hotels" we are discussing all of our hotels. We exclude the two hotels from our discussion to enable our investors to compare our performance on a same store basis with the guidance we provided at the end of the second quarter. We excluded the SpringHill Suites Buckhead from our prior guidance as it had been open only since July 2005 and has no comparable period in the prior year. We excluded the Oak Brook Hills Marriott Resort because the Company excluded the results in certain guidance provided when the Company released second quarter results. At that time, the Company had not completed its audit of the property and the hotel was undergoing a brand conversion.

    In this release, when we discuss "Hotel Adjusted EBITDA", we exclude from Hotel EBITDA the non-cash expense incurred by the hotel due to the straight lining of the rent from our ground lease obligations and the non-cash amortization of our favorable lease asset. Hotel EBITDA represents hotel net income (loss) excluding: (1) interest expense; (2) income taxes; and (3) depreciation and amortization. Hotel Adjusted EBITDA margins are calculated as Hotel Adjusted EBITDA divided by total hotel revenues.




                    DiamondRock Hospitality Company

     Pro Forma Financial Information for the Fiscal Quarters Ended September 9, 2005 and September 10, 2004 and the Periods from January
3, 2004 to September 10, 2004 and January 1, 2005 to September 9, 2005

    The acquired properties are included in our results of operations from the respective dates of acquisition. The following unaudited pro forma results of operations reflect these transactions as if each had occurred on the first day of the fiscal period presented. In our opinion, all significant adjustments necessary to reflect the effects of the acquisitions have been made; however, a preliminary allocation of the purchase price to land and buildings was made, and we will finalize the allocation after all information is obtained.


                   Fiscal       Fiscal      Period from   Period from
                   Quarter      Quarter     January 1,    January 3,
                   Ended        Ended       2005 to       2004 to
                 September 9,  September    September 9,  September
                     2005       10, 2004       2005        10, 2004
                 ------------------------- ---------------------------
Revenues         $72,515,200  $68,265,825  $226,125,395  $210,289,146

Hotel level
 expenses         57,712,154   55,115,445   172,088,221   165,435,239
Depreciation and
 amortization      7,949,197    7,634,092    24,173,933    23,328,370
Corporate
 expenses          2,452,887    2,200,000    10,399,626     6,400,000
Interest
 expenses, net     4,049,953    4,747,736    12,986,275    14,324,860
Income tax
 benefit           1,949,897      907,570     2,706,346     4,946,017
                 -------------------------  --------------------------

Net income
 (loss)          $ 2,300,906  $  (523,878) $  9,183,686  $  5,746,694
                 ========================= ===========================

EBITDA           $13,004,360  $10,950,380  $ 44,852,576  $ 38,453,907
                 ========================= ===========================

Adjusted EBITDA  $14,801,109  $12,747,129  $ 53,842,257  $ 43,707,338
                 ========================= ===========================

FFO              $10,250,103  $ 7,110,214  $ 33,357,619  $ 29,075,064
                 ========================= ===========================

Adjusted FFO     $12,046,852  $ 8,906,963  $ 42,347,300  $ 34,328,495
                 ========================= ===========================



    CONTACT: DiamondRock Hospitality Company
             Mark W. Brugger, 240-744-1150